EXHIBIT 23--Consent of Ernst & Young LLP, Independent
Auditors








We consent to the incorporation by reference in this Annual
Report (Form 10-K)of
Delta Woodside Industries, Inc. of our report dated August
17, 1994, except for the
third paragraph of Note D, as to which the date is September
7, 1994, included in the
1994 Annual Report to Shareholders of Delta Woodside
Industries,Inc.

Our audits also included the financial statement schedules of Delta Woodside
Industries, Inc. listed in the Index at Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form
S-8 No. 33-38930) pertaining to the Delta Woodside Industries, Inc. Stock Option Plan and in the Registration Statement (Form S-8 No. 33-38931) pertaining to the Delta
Woodside Industries, Inc. Incentive Stock Award Plan, of our report dated August 17
1994, except for the third paragraph of Note D, as to which the date is September 7,
1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Delta
Woodside Industries, Inc.




                                          ERNST & YOUNG LLP

Greenville, South Carolina
September 29, 1994